Exhibit 99.2
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                  MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP
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                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Second Quarter Report for Marriott Hotel Properties Limited Partnership (the "Partnership"). The 1998 Second Quarter Form 10-Q immediately follows this letter. Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As previously reported to you, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the Form S-4. The estimated exchange value is $141,425 per Partnership unit (the "Estimated Exchange Value"). The Estimated Exchange Value is subject to adjustment to reflect various closing and other adjustments and the final valuation information will be set forth in the final Form S-4 you will receive later this year through a consent solicitation.

The Estimated Exchange Value is being provided to you at this time for information purposes only. We have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the Estimated Exchange Value. The final valuation likely will differ from the Estimated Exchange Value set forth above and such difference may be material. The consent solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final valuation for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used.


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The  solicitation  period is  expected to  commence  in late  September  and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please notify the General Partner in writing of any address changes in order to facilitate the prompt delivery of the consent solicitation documents to you.

Secondary Market Activity

There has been an increase in the number of third party solicitations for this Partnership's limited partner units. We are not in a position to advise you as to whether you should accept such offers. However, in addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses and income to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents.

Cash Distributions

On May 4, 1998, the Partnership made a cash distribution of $1,500 per limited partner unit. This distribution represented $540 per limited partner unit from 1997 operations and $960 per limited partner unit related to first quarter 1998 operations. On August 4, 1998, the Partnership made an interim cash distribution of $8,000 per limited partner unit from 1998 operations.

Orlando World Center Expansion

As previously reported, the Partnership is expanding the Orlando World Center. The expansion includes a 500-room tower with a new parking garage, expansion of the existing JW's Steakhouse restaurant, redesign of the existing golf course and construction of 15,000 square feet of additional meeting space. Renovation of the golf course began on May 4, 1998 and is expected to be completed in January 1999. Construction of the parking garage began on July 22, 1998. Construction of the 500-room tower is expected to begin during the fourth quarter 1998. The entire project is expected to be completed in the spring of 2000.

On April 15, 1998, the Partnership successfully completed the financing for the expansion of the Orlando World Center hotel. The lender is obligated to provide up to $88 million to fund the costs related to the construction of the expansion. During the construction period, the Partnership is required to make monthly payments of principal and interest with such interest payments funded by the construction loan while principal payments will be funded by hotel operations. The loan bears interest at a fixed interest rate of 7.48%. Upon completion of the expansion, the Partnership will be required to pay principal and interest at the fixed interest rate of 7.48% amortized over the remaining term of the loan. The loan matures on January 1, 2008. As of June 19, 1998, the Partnership has received construction loan advances of $2.5 million which were used to pay construction costs.